Exhibit 10.3

SERVICES AGREEMENT

BETWEEN:

TMC The Metals Company Inc.

(“Company”)

and

Michael B. Hess

(“Contractor”)

WHEREAS the Company wishes to engage the Contractor to provide certain advisory services for the Company;

AND WHEREAS the Contractor wishes to supply these services to the Company on and subject to the terms and conditions provided for in this Services Agreement (the “Agreement”);

NOW THEREFORE, in consideration of the foregoing, the mutual covenants in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	SERVICES TO BE PROVIDED

1.1	Subject to the terms and conditions of this Agreement, the Company hereby retains the Contractor to provide the Company with the services listed and identified in a Schedule A (the “Services”). The Contractor acknowledges, that the description of Services in Schedule A may be amended or further detailed, by mutual agreement of the parties. In performing the Services, the Contractor shall obtain instructions from the Company’s Chief Executive Officer or such other person(s) as the Company may designate from time to time.

1.2	The Contractor agrees to perform the Services and will deliver the Services diligently, in a timely fashion, and with all due skill.

1.3	The Contractor agrees and confirms that none of the Services shall be performed by any third party without the express written consent of the Company.

2.	TERM AND TERMINATION

2.1	Subject to Section 2.2 below, this Agreement is for a term commencing on the date of June 4, 2025, and continuing until June 4, 2029 (the “Term”).

2.2	Notwithstanding the Term, this Agreement may be terminated at any time prior to the end of the Term, in the following circumstances:

(i)	by the Company, at any time and for any reason, upon giving the Contractor thirty (30) days advance notice of termination, in writing; or

(ii)	by the Contractor, at any time and for any reason, upon giving the Company thirty (30) days notice of termination, in writing.

2.3	Notwithstanding anything to the contrary in this Agreement (including, without limitation, Schedule B attached hereto) or any equity incentive plan (or any similar document) of the Company:

(i)	If the Company shall at any time terminate this Agreement with cause (as defined in Section 2.3(iii) hereof), or if the Contractor shall at any time terminate this Agreement, then (a) the Contractor will retain, and the Company shall have no authority to cancel, modify, rescind or repurchase, any options or RSUs that have vested on or before the effective date of termination, and (b) the Contractor will forfeit any options or RSUs that have not vested on or before the effective date of termination, subject to the Company’s discretion to accelerate the vesting of any such unvested options or RSUs.

(ii)	If the Company shall at any time terminate this Agreement without cause, then the Contractor will retain, and the Company shall have no authority to cancel, modify, rescind or repurchase, (a) any options or RSUs that have vested on or before the effective date of termination and (b) the right to receive any other options or RSUs described in Schedule B hereto, in accordance with the vesting schedule or upon the Company’s achievement of the milestones described therein, notwithstanding that the Contractor has ceased to provide the Services to the Company.

(iii)	In order to terminate this Agreement for cause, the Company must specify in reasonable detail the factual circumstances constituting cause in the written notice of termination described in Section 2.2(i). For purposes of this Agreement, “cause” shall mean: (a) the Contractor’s commission of any act in connection with the performance of the Services constituting fraud, embezzlement, misappropriation, a material violation of law, willful misconduct or gross negligence, or (b) the Contractor’s material violation of any provision of Section 5 of this Agreement.

2.4	In the event either party provides the other with notice of termination pursuant to Section 2.2 above, the party receiving said notice will have the option of waiving the notice, in whole or in part. In such circumstances, this Agreement would terminate as of the effective date of said waiver.

2.5	The Contractor acknowledges that all items of any and every nature or kind created or used by the Contractor in the course of providing the Services, or furnished by the Company to the Contractor, and all equipment, books, records, reports, files, manuals, literature, Confidential Information (as defined in Section 5.2 below) or other materials and any copies thereof, created by or used by the Contractor or furnished by the Company (collectively, “Work Product”) shall remain and be considered the sole and exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly on the termination or expiry of the Agreement irrespective of the time, manner or cause of the termination or upon the request of the Company. To the extent not already held by the Company, the Contractor hereby assigns all right, title and interest to such Work Product to the Company and hereby waives any moral rights vested therein, in favor of the Company, its successors and permitted assigns.

3.	FEE FOR SERVICES

3.1	As compensation for the Services to be rendered by Contractor under this Agreement, the Company agrees to pay the Contractor the fees set forth on Schedule B.

3.2	The Company will reimburse the Contractor for accommodation, travel, meal expenses and other costs incurred in connection with rendering the Services, provided that bearing of the costs has been pre-approved or subsequently approved by the Company.

3.3	The compensation provided for in this Section 3 shall be the sole form of compensation provided to the Contractor by the Company and the Contractor waives any right to additional fees or any other form of compensation whatsoever from the Company in respect of the Services rendered.

4.	STATUS

4.1	The Contractor is an independent contractor and shall not be or be deemed to be an employee of the Company. For providing the Services, the Contractor shall not be entitled to any remuneration, rights or benefits other than as specifically set forth in this Agreement. Nothing contained in this Agreement shall be regarded or construed as creating any relationship (whether by way of employer/employee, agency, joint venture, association, or partnership) between the parties other than as an independent contractor as set forth herein.

4.2	As an independent contractor, Contractor shall be free to exercise discretion and independent judgment in performing the Services. The Contractor shall not commit or obligate the Company in any way to other parties, except as may be specifically consented to by the Company, in writing.

4.3	In view of the Contractor’s status as an independent contractor, the Company shall not be making any pension plan, employment insurance or income tax related contributions or deductions from the amounts due to the Contractor under this Agreement. The Contractor shall be liable for the payment of all income taxes and all other taxes, assessments or remittances (including but not limited to taxes, assessments or remittances for sales taxes, health tax, employment insurance, pension plan and/or workers’ compensation coverage payable on amounts paid by the Company to the Contractor under the terms of this Agreement or otherwise. The Contractor further agrees to save harmless and indemnify the Company from and against all claims, charges, taxes, interest or penalties and demands which may be made by any governmental authority or any other person, agency, authority or entity, against the Company with respect to payment of said taxes, assessments or other remittances. The foregoing obligations shall continue beyond the termination of this Agreement and shall be binding upon the heirs, executors, administrators and other legal representatives of the Contractor.

4.4	In the event that any taxing authority, for whatever reason, seeks from the Company any employment insurance contributions, pension plan contributions, income taxes or workers' compensation payments, the Contractor agrees to indemnify the Company and any of its directors, officers and employees, for the full amount of any such contributions or payments (including any applicable interest and penalties thereon) that may arise. The Contractor further agrees that the Company may set off an equal amount of such contributions or payments (including any applicable interest and penalties thereon) against any fees and expenses payable to the Contractor under this Agreement.

5.	Contractor’s Representations and Obligations.

5.1	The Contractor shall be free to devote such portion of the Contractor's time, energy, effort and skill as the Contractor sees fit, and to perform the Contractor's duties when and where the Contractor sees fit, so long as the Contractor performs the Services set out in this Agreement in a timely fashion. The duties and responsibilities associated with the Services provided by the Contractor shall include the following:

(i)	The Contractor shall perform the Services in a professional manner in accordance with generally accepted methods, standards and practices associated with the nature of Services required to be performed hereunder;

(ii)	The Contractor shall abide by all written Company policies and procedures. The Company shall make information hereon available to the Contractor in writing.

(iii)	In performing the Services, the Contractor shall observe and obey all applicable laws, rules and standards imposed by any government or any other duly constituted authority having jurisdiction with respect to the Services or the parties to this Agreement;

(iv)	The Contractor shall at all times during performance of the Services co-operate with employees and other contractors of the Company; and,

(v)	The Contractor shall observe and comply with all safety and security regulations required by law and any others as are communicated to the Contractor by the Company from time to time.

5.2	The Contractor acknowledges that, during the course of providing the Services to the Company, the Contractor may acquire information about certain matters and things which are confidential or secret to the Company, which information is the exclusive property of the Company (the “Confidential Information”). Except in the normal and proper course of the provision of the Services hereunder, the Contractor will, during the Term of this Agreement and for a period of two (2) years following the expiry or termination of this Agreement, (a) keep in strictest confidence and trust the Company’s confidential and proprietary information; and (b) not use for the Contractor’s own account or disclose to anyone else any confidential or proprietary information or material relating to the Company's operations or business which the Contractor obtains from the Company or its officers, agents or employees or otherwise by virtue of the Contractor’s relationship with the Company. For purposes of this Agreement, Confidential Information does not include any information that: (i) at the time of disclosure to the Contractor is or thereafter becomes generally available to the public other than as a result of a breach of the terms of this Agreement by the Contractor; (ii) is or has previously been disclosed to the Contractor on a non-confidential basis by a third party (provided that such third party did not breach an obligation of confidentiality to the Company to which the information pertains that was known or should have been known by the Contractor); or (iii) was independently developed by the Contractor without violating any of its obligations under this Agreement.

5.3	In recognition of the nature of the Services to be provided by the Contractor, and the access the Contractor will have to the Company’s Confidential Information, the Contractor hereby confirms that, during the Term of this Agreement and for a period of one (1) year following the expiry or termination of this Agreement it shall not, directly or indirectly:

(i)	own, manage, engage in, operate, join, control, franchise, license, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any direct competitor of the Company’s polymetallic nodule exploration, exploitation and processing business, whether in corporate, proprietorship or partnership form or otherwise, anywhere in the world;

(ii)	for the purpose of doing business that is the same as or competitive with the business being carried on by the Company, call upon, solicit, attempt to solicit, canvass or otherwise interfere with the Company's relationship with any current customers or suppliers of the Company’s business;

(iii)	influence or try to influence any employee of or Contractor to the Company to resign her or her employment or engagement with the Company; or

(iv)	denigrate or otherwise disparage the Company, its owners or any of their and its respective officers, directors or employees in any manner that would have a material adverse impact on the Company’s business or reputation.

5.4	The Contractor will, however, not be in violation of Section 5.3(i) by virtue of the Contractor holding, strictly for portfolio purposes and as a passive investor, no more than two percent (2%) of the issued and outstanding shares of or any other interest in, any body corporate which is listed on any recognized stock exchange, the business of which body corporate is in competition, in whole or in part, with the Company.

5.5	Except as set out in section 5.3, the relationship between the Contractor and the Company is a non-exclusive relationship and the Contractor is entitled to provide services to organizations or individuals other than the Company, provided that the Contractor, in providing services to other organizations or individuals, does not breach the provisions of this Agreement or put himself into a conflict of interest. The Contractor agrees to advise the Company in writing immediately upon learning of any potential conflict of interest.

6.	GENERAL

6.1	This Agreement constitutes the entire agreement between the Company and the Contractor pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Company and the Contractor.

6.2	If any provision of this Agreement is found to be in violation of public policy, illegal or is otherwise determined to be unenforceable by a court of competent jurisdiction, such a finding will not invalidate or otherwise impact the enforceability of any other provisions of this Agreement.

6.3	The Contractor undertakes to, and does hereby agree to, indemnify the Company and its directors, officers and employees against any and all actions, suits, claims, costs, demands, losses, damages and expenses which may be brought against or suffered by them or which they may sustain, pay or incur by reason of the breach by the Contractor of any of the provisions of this Agreement.

6.4	All notices, requests, demands and other communication shall be in writing to the email addresses set forth below (or such other email address as shall be specified by either party in writing to the other party from time to time) and shall be deemed to have been given and received on the day sent by email on a business day, if sent prior to 4:30pm Eastern time and otherwise on the next business day following the day it was sent by email:

TMC the metals company Inc.	Contractor
Attention: Gerard Barron	Attention: Michael B. Hess
Email: gerard@metals.co	Email: [***]
With a copy to: [***]

6.5	The Contractor shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require for the purposes of giving effect to this Agreement.

6.6	It is understood that the Services provided hereunder are personal to the Contractor. Therefore, the Contractor may not assign, transfer or sell its rights under this Agreement or delegate its duties hereunder without the Company’s prior written consent. The Company may assign this Agreement to any related or associated entity without consent of the Consultant.

6.7	Any modification to this Agreement must be in writing and signed by both the Company and the Contractor or it shall have no effect and shall be void.

6.8	This Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof..

6.9	The Company and the Contractor each acknowledge that they have been provided with the opportunity to consult legal counsel regarding the content of this Agreement, and the impact it could have on their legal rights, and that they each voluntarily agree to enter into and be bound by the provisions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF this Agreement has been executed by the parties on the dates set out below.

TMC the metals company Inc.

June 4, 2025	/s/Gerard Barron
Date	Name: Gerard Barron
Title: Chief Executive Officer

Contractor

June 4, 2025	/s/Michael B. Hess
Date	Michael B. Hess

SCHEDULE A

SCHEDULE B

FEES

Fees: In consideration for the Services outlined in Schedule A, the Company shall provide the Contractor with the following compensation (in aggregate):

•	Base Fees: $1 million in RSUs issued to the Contractor as set forth in the last paragraph of this Schedule B vesting equally over three years, starting one-year from the first day of the Term. The RSUs shall be calculated using the closing share price on the day immediately preceding the Term.

•	Options as set forth below and in the last paragraph of this Schedule B:

o	2.5 million options granted to the Contractor on the first day of the Term with an exercise price equal to a 10% premium to the TMC closing share price on the first day of the Term (the “Option Price”), expiring after 5 years. Option shall vest upon TMC share price trading above $5 for ten consecutive days, or the company “market capitalisation” (the then outstanding common shares multiplied by the closing share price of such common shares on any trading day) reaches or exceeds $2.2 billion.

o	2.5 million options granted to the Contractor on the first day of the Term with an exercise price equal to the Option Price, expiring after 5 years. Option shall vest upon TMC share price trading above $7 for ten consecutive days, or the company market capitalisation reaches or exceeds $3 billion.

o	Up to 2.5 million additional options may be granted, in whole or in part, following the first anniversary of this Agreement, at the recommendation of the Chief Executive Officer of the Company, subject to approval by the Board of Directors. The terms of any such grant, including exercise price, vesting and expiry, shall be determined at the time of grant.

•	Bonus RSUs: Additional RSUs issued to the Contractor as set forth in the last paragraph of this Schedule B vesting immediately if TMC common shares reach certain price thresholds:

o	First tranche: 2.5 million RSUs if share price exceeds $10 for 10 consecutive trading days, or the company market capitalisation reaches or exceeds $3.3 billion.

o	Second tranche: 2.5 million RSUs if share price exceeds $12.50 for 10 consecutive trading days or the company market capitalisation reaches or exceeds $4.0 billion.

o	Third tranche: 2.5 million RSUs if share price exceeds $15 for 10 consecutive trading days, or the company market capitalisation reaches or exceeds $5.0 billion.

Notwithstanding anything to the contrary herein or the TMC 2021 Incentive Equity Plan or any other applicable equity incentive plan (or similar document) of the Company, if the Company shall at any time terminate the Agreement without cause, then the Contractor will retain, and the Company shall have no authority to cancel, modify, rescind or repurchase, (i) any options or RSUs that have vested on or before the effective date of termination and (ii) the right to receive any other options or RSUs described in this Schedule B, in accordance with the vesting schedule or upon the Company’s achievement of the milestones described herein, notwithstanding that the Contractor has ceased to provide the Services to the Company, provided, that such vesting or achievement of such milestone occurs within the initial Term of the Agreement.

Additionally, the Company shall offer the Contractor and the Contractor’s related party assignees the option to invest in the next public capital raise on the same terms as other participants, up to a maximum investment amount of $25 million in the aggregate. In the event of the Company’s termination of the Agreement without cause, this paragraph shall continue to have full force and effect. If approached by the Company with respect to this option, the Contractor and its assignees hereby agree to keep such information confidential and not trade in the Company’s securities until notified by the Company thereafter that such restrictions have ended.

The remuneration described herein is subject to annual review by the Chairman & CEO and any new or modified equity awards are subject to approval of the Board. Notwithstanding the foregoing, without the prior written consent of the Contractor, the Chairman & CEO shall have no authority to rescind or modify this Schedule B in any manner that would cause the terms of the Contractor’s compensation to be less favorable to the Contractor.

The options referenced above (i) shall be subject to TMC shareholder approval of an increase(s) in the number of shares reserved for issuance under the TMC 2021 Incentive Equity Plan (“Shareholder Approval”) and (ii) shall not vest before Shareholder Approval. The RSUs referenced above (i) will not be granted until after Shareholder Approval and (ii) will not vest until after Shareholder Approval. The vesting of all options and RSUs shall be contingent on continued Services being provided under the Agreement through each applicable vesting date, unless the Agreement is terminated by the Company without cause as set forth above. If the options and RSUs contemplated in this agreement exceed availability under the TMC 2021 Incentive Equity Plan, the Company will endeavor to increase availability to allow issuance, subject to Board, shareholder and any other regulatory approvals.